Exhibit 99.2

August 28, 2023

Subject: Exciting New Chapter for Thorne

Dear Colleagues,

Today marks the beginning of an exciting new chapter for Thorne.

We’ve announced that we entered into a definitive agreement to be acquired by L Catterton, a market-leading consumer-focused investment firm. Once the transaction is complete, we will continue to operate as Thorne HealthTech, but as a privately-held company. You can read the press release here.

L Catterton brings an impressive track record of fostering the growth and success of leading global consumer brands. Together with their deep expertise in the health & wellness industry, global reach and extensive operational capabilities, I am confident L Catterton is the right partner and owner to fuel Thorne’s long-term growth.

So, what does this mean for you? It means business as usual, both now and post-transaction. We have no current plans for layoffs or changes in our operations as part of this announcement.

We will operate as a privately-held company once the transaction is complete, which is expected in the fourth quarter of 2023, subject to customary closing conditions. Our stock will no longer trade on the NASDAQ stock exchange thereafter. Since 2010, we have together built the company into a leading science-driven wellness company that empowers consumers with the support, education, and solutions they need to live a healthier life. Ultimately, the transaction would not have been possible but for your efforts.

We will be hosting an all-company town call at 8:30 ET today to further share our thoughts and to respond to questions you may have. In the meantime, feel free to reach out to your leadership.

Importantly, please do not talk about the transaction or any alternative transactions with any third parties or post about it on social media. There are securities laws and other restrictions that restrict you from making any such communications regarding the transaction and any alternative transactions. If you have questions, please contact your leadership or our general counsel.

Thank you for your continued dedication to our mission of empowering consumers to live healthier lives longer and for making Thorne HealthTech the great company it is today.

This transaction is an excellent outcome for our company and is a testament to you and all that you contribute. Thank you again for all you do.

Paul Jacobson	Tom McKenna
Chief Executive Officer	Chief Operating Officer

Additional Information and Where to Find It

In connection with the proposed acquisition of Thorne HealthTech, Inc. (“Thorne”), Healthspan Merger Sub, Inc. (“Purchaser”) will commence a tender offer for all of the outstanding shares of Thorne. The tender offer has not yet commenced. This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any securities of Thorne. It is also not a substitute for the tender offer materials that Purchaser will file with the Securities and Exchange Commission (the “SEC”) upon commencement of the tender offer. The solicitation and offer to buy the outstanding shares of Thorne will only be made pursuant to an offer to purchase and related tender offer materials. At the time of the commencement of the tender offer, Purchaser will file tender offer materials on Schedule TO with the SEC, and Thorne will file a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION/RECOMMENDATION STATEMENT WILL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY AND CONSIDERED BY THORNE’S STOCKHOLDERS BEFORE ANY DECISION IS MADE WITH RESPECT TO THE TENDER OFFER. Both the tender offer materials and the solicitation/recommendation statement will be made available to Thorne’s stockholders free of charge. A free copy of the tender offer materials and the solicitation/recommendation statement will also be made available to Thorne’s stockholders by visiting Thorne’s website (https://investors.thornehealthtech.com/). In addition, the tender offer materials and the solicitation/recommendation statement (and all other documents filed by Thorne with the SEC) will be available free of charge on the SEC’s website (http://www.sec.gov) upon filing with the SEC. THORNE’S STOCKHOLDERS ARE ADVISED TO READ THE TENDER OFFER MATERIALS AND THE SOLICITATION/RECOMMENDATION STATEMENT, AS EACH MAY BE AMENDED OR SUPPLEMENTED FROM TIME TO TIME, AND ANY OTHER RELEVANT DOCUMENTS FILED BY PURCHASER OR THORNE WITH THE SEC WHEN THEY BECOME AVAILABLE BEFORE THEY MAKE ANY DECISION WITH RESPECT TO THE TENDER OFFER. THESE MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER, PURCHASER AND THORNE.

Forward-Looking Statements

This communication contains forward-looking statements. All statements other than statements of historical facts contained in this communication are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “would,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements contained in this communication include, but are not limited to, statements regarding Thorne’s pending acquisition by L Catterton or its affiliates (the “Transaction”), including the expected timing of the closing of the Transaction and considerations taken into account by Thorne’s Special Committee of the Board of Directors and Thorne’s Board of Directors in approving the Transaction. These forward-looking statements involve risks and uncertainties. If any of these risks or uncertainties materialize, or if any of Thorne’s assumptions prove incorrect, Thorne’s actual results could differ materially from the results expressed or implied by these forward-looking statements. These risks and uncertainties include the risk that the conditions to the tender offer or the closing of the Transaction are not satisfied, including the risk that a sufficient number of Thorne’s stockholders do not tender their shares into the tender offer or otherwise participate in the Transaction; risks associated with potential litigation relating to the Transaction; uncertainties as to the timing of the consummation of the Transaction and the ability of each party to consummate the Transaction; risks that the Transaction disrupts the current plans and operations of Thorne; and the risks and uncertainties described in the section titled “Risk Factors” and elsewhere in Thorne’s filings made with the SEC, including its Annual Report on Form 10-K filed on March 31, 2023 and its subsequent Quarterly Reports on Form 10-Q and other SEC filings, copies of which are available free of charge on the SEC website at www.sec.gov. Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as predictions of future events. All forward-looking statements in this communication are based on information available to Thorne as of the date of this communication, and Thorne does not assume any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.